Exhibit 99.1

Plumtree Hires Eric Zocher as Vice President of Engineering

Previous Positions at Adobe, NeXT Computer, InfoSpace Marked by Innovation and Excellence

     San Francisco, California, September 10, 2003 — Enterprise Web leader Plumtree Software (NASDAQ: PLUM) today announced the appointment of Eric Zocher as vice president of engineering, with responsibility for product development, quality assurance and documentation. Mr. Zocher will join the company’s executive staff, responsible for company strategy and management.

     Mr. Zocher was a manager, director and then a vice president of engineering at Adobe Systems as the applications division grew from $50 million to $600 million in revenues, with responsibility for delivering over twenty innovative, award-winning products in 15 languages for 14 Windows, UNIX and Macintosh platforms. Most recently, Mr. Zocher was executive vice president of engineering and chief technology officer at WildTangent. Mr. Zocher also has led engineering efforts as chief scientist at InfoSpace, reported to Steve Jobs at NeXT Computer, and was co-founder and president of an Internet shopping search company that was acquired by Excite.

     “Eric Zocher brings a huge jolt of innovative energy to a company that has always prided itself on our market-changing innovations,” said Plumtree CEO John Kunze. “Everywhere Eric has been, he has shipped category-creating software. Eric’s ability to manage a large engineering organization and to lead very complex software development should be a key asset as we seek to extend our reputation for market-leading products and high-ROI customer deployments. We are honored that Eric chose to join the Plumtree executive team.”

     “I am tremendously excited by the opportunity at Plumtree,” Mr. Zocher said. “The problem Plumtree solves is the elephant in the middle of the room for most IT departments: that most of the applications they’re building don’t work together, because each runs against a different database, on a different application server, sometimes on a different network. Using Web technologies to manage all of those applications in one radically open, flexible framework is a wonderful engineering challenge. Being able to work with such amazing products, people and customers was an opportunity I couldn’t pass up.”

     Mr. Zocher is expected to assume the day-to-day duties of his role this month. With the hiring of Mr. Zocher, John Hogan, Plumtree Software’s VP of Engineering over the past five years, will assume new responsibilities as vice president of Enterprise Web solutions, providing the tools and support customers and partners need to build Enterprise Web applications based on Plumtree technologies.

About Plumtree Software

     Plumtree Software is the Enterprise Web leader. Plumtree’s mission is to create a comprehensive Web environment for employees, customers and partners across the enterprise to interact with different systems and work together. Plumtree’s Enterprise Web solution consists of integration products for bringing resources from traditional systems together on the Web, foundation services such as collaboration, content management and search for building new Web applications, and a portal platform for delivering these Web applications to broad audiences. Plumtree’s independence and its Web Services Architecture allow this solution to span rival platforms and systems, maximizing customers’ return on their existing investments. With offices in more than a dozen countries, Plumtree has over 520 customers, including Boeing, Ford Motor Company, Procter & Gamble and the U.S. Navy.

Press Contact:
Carilu Dietrich
Plumtree Software
415-399-7047
Carilu.Dietrich@plumtree.com